EXHIBIT 5.1

January 13, 2025

Idaho Strategic Resources, Inc.

201 N. Third Street

Coeur d’Alene, Idaho 83814

Re: Registration Statement on Form S-8 relating to 1,225,600 shares of common stock under the Idaho Strategic Resources, Inc. 2023 Equity Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel for Idaho Strategic Resources, Inc. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 1,225,600 shares (the “Shares”) of common stock, having no par value (“Common Shares”), which may be issued under the Idaho Strategic Resources, Inc. 2023 Equity Incentive Compensation Plan, as amended from time to time (the “Plan”).

In rendering the opinion set forth below, we have examined the Registration Statement and the Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We assume that the Registration Statement has been filed by the Company with the Commission and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan. We further assume that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued pursuant to the terms of the Plan and, upon the issuance of any of the Shares, the total number of shares of Common Shares issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Shares that the Company is then authorized to issue under its articles of incorporation.

Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Lukas D. O’Dowd

Lyons O’Dowd, PLLC